                                  SCHEDULE 14A

                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.           )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     Globalstar Telecommunications Limited
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                            [GLOBALSTAR LETTERHEAD]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 18, 1999
                            ------------------------

     The Annual Meeting of Shareholders of Globalstar Telecommunications Limited will be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York 10019, at 9:30 A.M., on Tuesday, May 18, 1999 for the purpose of:

     1. Electing to the Board nine directors whose terms have expired;

     2. Acting upon a proposal to increase the number of authorized preference shares, par value $.01 per share, of the Company (the "Preferred Stock") from 10,000,000 to 20,000,000;

     3. Acting upon a proposal to amend the Company's 1994 Stock Option Plan to increase the number of common shares, $1.00 par value, of the Company (the "Common Stock") available for issuance from 2,500,000 to 5,000,000;

     4. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1999; and

     5. Transacting any other business which may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 31, 1999 as the date for determining shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting.

     All shareholders are cordially invited to attend. Those who do not expect to be present are requested to date, sign and mail the enclosed proxy as promptly as possible in the enclosed postage prepaid envelope.

                                          By Order of the Board of Directors

                                          /s/ Bernard L. Schwartz

                                          BERNARD L. SCHWARTZ
                                          Chairman of the Board of Directors

April   , 1999

                                PROXY STATEMENT

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

                          CEDAR HOUSE, 41 CEDAR AVENUE
                             HAMILTON HM12, BERMUDA

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 18, 1999
                            ------------------------

                               PROXY SOLICITATION

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Globalstar Telecommunications Limited (the "Company" or "GTL"). Any shareholder may revoke a previously granted proxy at any time before it is voted by written notice to the Secretary, by a duly executed proxy bearing a later date, or by voting in person at the meeting. The cost of soliciting proxies will be borne by the Company. The Company will enlist the assistance of and reimburse banks, brokers and other nominees for their costs in transmitting proxies and proxy authorizations to beneficial owners whose stock is registered in the name of such nominees. The Company has also retained W. F. Doring & Co., Inc. to assist it in the solicitation of proxies and will pay a fee, not to exceed $5,000, for such services. Proxies, ballots and voting tabulations that identify shareholders will be held confidential, except in a contested proxy solicitation or where necessary to meet applicable legal requirements. The Inspector of Election will not be an employee of the Company. This Proxy Statement and the enclosed proxy will be first mailed to shareholders on or about April 5, 1999.

                            OUTSTANDING VOTING STOCK

     Only shareholders at the close of business on the March 31, 1999 record date are entitled to receive notice of and to vote at the Annual Meeting. There
were                common shares, par value $1.00 per share ("Common Stock"), of the Company outstanding on that date and each share is entitled to one vote on each matter. Pursuant to Bermuda law and the Company's bye-laws, the Company's Chairman will request a poll at the Annual Meeting so that each shareholder present in person or by proxy will have one vote for each share held. Proposals 1, 2, 3 and 4 require for approval the vote of a majority of the votes cast at the Annual Meeting in person or by proxy. Abstentions and broker "non-votes" will be counted in determining the number of shares present but will not be voted for election of directors or on other proposals. Because abstentions and broker "non-votes" are not treated as shares voted, they would have no impact on Proposals 1 through 4.

                             ELECTION OF DIRECTORS

     Nine directors are to be elected to hold office until the next Annual Meeting or until their successors are elected. Messrs. Schwartz, Clark, DeBlasio, Dwyre, Grierson, Hodes, Peett, Targoff and Towbin are present directors of the Company. Mr. Towbin and Sir Ronald Grierson serve as the Company's two Independent Directors. Each director has indicated an intention to continue to serve if elected and has consented to being named in this Proxy Statement. Unless authority to vote for management's nominees is withheld, the enclosed proxy will be voted for the election of the persons named above, except that the persons designated as proxies reserve full discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

     The Company is a general partner of Globalstar, L.P. ("Globalstar"), which is building and will operate the Globalstar(TM) System, a worldwide, low-earth orbit satellite-based digital telecommunications system. Globalstar has a General Partners' Committee, Audit Committee and Council of Service Operators. Globalstar's Audit Committee which met twice during 1998 is comprised of Messrs. Malvin Ruderman,

E. Donald Shapiro, Arthur Simon and Robert Hodes. The Company has an Audit Committee, Compensation and Stock Option Committee (the "Compensation Committee") and Executive Committee. The Audit Committee, which met twice during 1998, is comprised of Mr. Hodes. The Audit Committee reviews and acts or reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent auditors, the accounting and financial practices and controls of the Company, audit procedures and findings, and the nature of services performed for the Company by, and the fees paid to, the independent auditors. The Compensation Committee, which met six times during 1998, is comprised of Messrs. Grierson and Towbin. The Compensation Committee reviews and provides recommendations to the Board of Directors regarding executive compensation matters and is also responsible for the administration of the Company's Stock Option Plan. The Executive Committee, which met four times during 1998, is currently comprised of Messrs. Schwartz, Clark and Hodes. The Executive Committee, between meetings of the Board of Directors, exercises all powers and authority of the Board of Directors in the management of the business and affairs of the Company that may be lawfully delegated. The Board of Directors performs the function of a nominating committee.

     The Board of Directors held two meetings in 1998. No director attended fewer than 75% of the meetings of the Board of Directors and its committees.

     DIRECTOR COMPENSATION. Directors are paid a fixed fee of $12,000 per year. Directors who are not officers of the Company, Globalstar or Loral Space & Communications Ltd. ("Loral") are also paid $1,500 for personal attendance at each meeting. In addition, Mr. Hodes is paid an annual fee of $2,000 in respect of his participation in the Audit Committee plus $1,000 for each meeting of the Audit Committee attended. On May 20, 1996, Messrs. Grierson, Hodes, Peett and Towbin were each contingently granted options to purchase 80,000 shares of Common Stock at an exercise price of $12.59 per share (as adjusted to give effect to the Company's two-for-one stock splits effected in the form of 100% stock dividends paid on May 28, 1997 and June 8, 1998). These options became effective on February 3, 1997 when the Company's 1994 Stock Option Plan was amended to include non-employee directors as eligible to receive awards thereunder. In addition, on January 2, 1998, in connection with certain consulting arrangements between the Company and Mr. Peett, Mr. Peett received an option for 40,000 shares of Common Stock at an exercise price of $23.97 per share (as adjusted to give effect to the Company's two-for-one stock split effected in the form of a 100% stock dividend paid on June 8, 1998). On October 22, 1998, Messrs. Grierson, Hodes and Towbin each received options to purchase 40,000 shares of Common Stock at an exercise price of $13.50 per share.

     The Company has purchased insurance from the Reliance Insurance Company ("Reliance") insuring the Company against obligations it might incur as a result of its indemnification of its officers and directors for certain liabilities they might incur, and insuring such officers and directors for additional liabilities against which they might not be indemnified by the Company. The insurance expires on April 23, 2001 and costs $450,000 for thirty-six months of coverage.

     The following provides certain relevant information concerning the nominees for election as directors and their principal occupations.

BERNARD L. SCHWARTZ

     Mr. Schwartz, 73, has served as director since 1994. Mr. Schwartz is Chairman of the Board of Directors and Chief Executive Officer of the Company and Chairman of the General Partners' Committee and Chief Executive Officer of Globalstar, L.P. In addition, he is Chairman of the Board of Directors and Chief Executive Officer of K&F Industries, Inc. and Loral Space & Communications Ltd. Mr. Schwartz is a director of First Data Corp., Reliance Group Holdings, Inc. and certain of its subsidiaries and Satelites Mexicanos, S.A. de C.V. He is a trustee of Mount Sinai -- NYU Medical Center and Health System, as well as a trustee of Thirteen/WNET Educational Broadcasting Corporation.

GREGORY J. CLARK

     Gregory J. Clark, 56, has served as director since 1998. Dr. Clark is the Vice Chairman and President of the Company and Vice Chairman of the General Partners' Committee of Globalstar. Since January 1998, he has been the President and Chief Operating Officer of Loral Space & Communications Ltd. Prior to that time, Dr. Clark was President of News Technology Group, a division of News Corporation since September 1994. Prior to that, Dr. Clark was Director of Science and Technology of IBM in Australia since 1988.

MICHAEL P. DEBLASIO

     Michael P. DeBlasio, 62, has served as director since 1996. Mr. DeBlasio is the Senior Vice President and Chief Financial Officer of the Company. In addition, he is First Senior Vice President of Loral Space & Communications Ltd.

DOUGLAS G. DWYRE

     Douglas G. Dwyre, 66, has served as director since March 1999. Mr. Dwyre was, until his retirement in March 1999, President of Globalstar since March 1994. Mr. Dwyre also served as Senior Vice President of the Company from May 1996 to March 1999. Prior to that, Mr. Dwyre was President of Northern Telecom's STC Submarine Systems from 1988 to 1992.

SIR RONALD GRIERSON

     Sir Ronald Grierson, 77, has served as director since 1996. Sir Ronald is the retired Vice-Chairman of General Electric Company plc (United Kingdom). He is a director of Chime Communications plc, Daily Mail and General Trust plc, Etam Developement S.A. (France) and Safic-Alcan S.A. (France). In addition, Sir Ronald is the Chairman of the international advisory boards of Bain & Co. and Blackstone Group.

ROBERT B. HODES

     Robert B. Hodes, 73, has served as director since 1994. Mr. Hodes is counsel to Willkie Farr & Gallagher, a law firm in New York, N.Y. and, until 1996, was a partner in and co-chairman of that firm. He is a director of Beaver Dam Sanctuary, Inc., Crystal Oil Company, Cross River Reservoir Association, LCH Investments N.V., Loral Space & Communications Ltd., Mueller Industries, Inc., Restructured Capital Holdings, Ltd., R.V.I. Guaranty Ltd. and W.R. Berkley Corporation.

E. JOHN PEETT

     E. John Peett, 63, has served as director since 1994. Mr. Peett held various positions with Vodafone Group plc., including serving as its Executive Director, until his retirement in October 1997. Mr. Peett is a director of The Personal Number Company plc and Martin Dawes (Holdings) Limited and Chairman of Cambridge Positioning Systems Limited.

MICHAEL B. TARGOFF

     Michael B. Targoff, 54, has served as director since 1994. Mr. Targoff is Chairman and Chief Executive Officer of CineComm Digital Cinema, L.L.C. Prior to that, Mr. Targoff was President of the Company and Chief Operating Officer of Globalstar, L.P. from May 1996 to January 1998. From April 1996 to January 1998, he was President and Chief Operating Officer of Loral Space & Communications Ltd. Prior to that time, he served as Senior Vice President and Secretary of Loral Corporation. Mr. Targoff is a director of Foremost Corporation of America and Leap Wireless International.

A. ROBERT TOWBIN

     A. Robert Towbin, 64, has served as director since 1995. Mr. Towbin is Managing Director of C.E. Unterberg, Towbin. He is a director of Bradley Real Estate, Inc., Columbus New Millenium Fund, Gerber Scientific, Inc., Globecomm Systems, Inc. and K&F Industries, Inc.

     ELECTION OF THE NOMINEES WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE FOR THE NOMINEES FOR DIRECTORS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table shows, based upon filings made with the Company, certain information concerning persons who may be deemed beneficial owners of 5% or more of the outstanding shares of Common Stock of the Company because they possessed or shared voting or investing power with respect to the shares of Common Stock of the Company:

                                                                AMOUNT AND NATURE OF    PERCENT OF
                      NAME AND ADDRESS                          BENEFICIAL OWNERSHIP     CLASS(5)
                      ----------------                          --------------------    ----------
Loral Space & Communications Ltd............................         14,723,647(1)(2)     16.64%
c/o Loral SpaceCom Corporation
600 Third Avenue
New York, New York 10016
General Electric Company....................................         10,044,760           12.25%
3153 Easton Turnpike
Fairfield, Connecticut 06431
Prime 66 Partners, L.P. ....................................          9,630,000           11.74%
201 Main Street, Suite 3200
Fort Worth, Texas 76102
George Soros................................................          8,530,000(3)        10.40%
888 Seventh Avenue, 33rd Floor
New York, New York 10106
Stanley F. Druckmiller......................................          8,400,000(4)        10.24%
888 Seventh Avenue, 33rd Floor
New York, New York 10106
Soros Fund Management LLC...................................          8,400,000(4)        10.24%
888 Seventh Avenue, 33rd Floor
New York, New York 10106

---------------
(1) This information is as of March 5, 1999 and includes 6,449,865 shares of Common Stock issuable upon the conversion of the Company's 8% Convertible Redeemable Preferred Stock due 2011 held by Loral Space & Communications Ltd. (based upon a conversion price of $23.2563 per share).

(2) Of such amount, 1,668,000 shares represent shares of Common Stock subject to options granted by Loral to certain of its executive officers and directors.

(3) Held for the accounts of the following entities: (i) 2,100,000 shares held for the account of Quantum Industrial Partners LDC, a Cayman Islands exempted limited duration company, (ii) 4,200,000 shares held for the account of Quantum Partners LDC, a Cayman Islands exempted limited duration company, (iii) 2,100,000 shares held for the account of Quasar Strategic Partners LDC, a Cayman Islands exempted limited duration company and (iv) 130,000 shares held for his personal account.

(4) Held for the accounts of the following entities: (i) 2,100,000 shares held for the account of Quantum Industrial Partners LDC, a Cayman Islands exempted limited duration company, (ii) 4,200,000 shares held for the account of Quantum Partners LDC, a Cayman Islands exempted limited duration company and (iii) 2,100,000 shares held for the account of Quasar Strategic Partners LDC, a Cayman Islands exempted limited duration company.

(5) Percent of class refers to percentage of class beneficially owned as the term beneficial ownership is defined in Rule 13d-3 under the Securities Exchange Act of 1934.

     The following table presents the number of shares of Common Stock beneficially owned by the directors and nominees, the named executive officers in the Summary Compensation Table ("NEOs"), and all directors, nominees and executive officers as a group on March 5, 1999. Individuals have sole voting and investment power over the stock unless otherwise indicated in the footnotes.

                                                                 Amount and Nature of      Percent
                     NAME OF INDIVIDUAL                         Beneficial Ownership(1)    of Class
                     ------------------                         -----------------------    --------
Bernard L. Schwartz.........................................           1,357,604             1.7%
Gregory J. Clark............................................              20,000               *
Michael P. DeBlasio.........................................             128,000               *
Sir Ronald Grierson.........................................              35,000(2)            *
Robert B. Hodes.............................................             104,452(2)            *
E. John Peett...............................................              33,333(3)            *
Michael B. Targoff..........................................              43,808               *
A. Robert Towbin............................................              45,676(4)            *
Douglas G. Dwyre............................................              30,977(5)            *
Anthony J. Navarra..........................................              29,793(6)            *
Gerard Canavan..............................................                 347(7)            *
Joel Schindall..............................................               4,789(8)            *
All directors and executive officers as a group (21
  persons)..................................................           2,136,178(9)          2.6%

---------------
 *  Represents holdings of less than one percent.

(1) Includes shares which, as of March 5, 1999, may be acquired within sixty days upon the exercise of options granted by Loral: 560,000 to Mr. Schwartz, 20,000 to Mr. Clark, 120,000 to Mr. DeBlasio, 80,000 to Mr. Hodes, 40,000 to Mr. Targoff and 1,028,000 to all directors and executive officers as a group.

(2) Includes 20,000 shares exercisable under the Company's stock option plan.

(3) Consist of 33,333 shares exercisable under the Company's stock option plan.

(4) Includes 20,000 shares exercisable under the Company's stock option plan, 6,676 shares held in an IRA account and 4,000 shares held in a trust, as to which Mr. Towbin disclaims beneficial ownership.

(5) Includes 30,000 shares exercisable under the Company's stock option plan and 533 shares held in the Company's savings plan.

(6) Includes 25,000 shares exercisable under the Company's stock option plan and 341 shares held in the Company's savings plan.

(7) Includes 247 shares held in the Company's savings plan.

(8) Includes 2,400 shares exercisable under the Company's stock option plan, 2,000 shares owned jointly with his wife and 389 shares held in the Company's savings plan.

(9) Includes 192,733 shares exercisable under the Company's stock option plan and 2,525 shares held in the Company's savings plan.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The salaries of the executive officers of the Company and Globalstar are borne by either Globalstar or Loral Space & Communications Ltd. ("Loral"). Loral is solely responsible for the compensation of Messrs. Schwartz, Clark and DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral, and Loral does not receive any direct reimbursement from Globalstar or the Company for such compensation. The following report discusses the executive compensation policies of Globalstar with respect to annual compensation, and of the Company with respect to long-term stock-based incentive compensation, for executive officers and other employees who receive compensation from Globalstar and the Company.

     The goals of the Company's compensation program are to align compensation with business objectives and corporate performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company and thereby create value for shareholders. In order to attain these goals, the Company's compensation policies link compensation to corporate performance.

     The principal components of the Company's compensation program are annual cash compensation consisting of base salary and an annual incentive bonus, and long-term incentive compensation using stock options. In determining the amount and form of executive compensation, the Compensation Committee has considered the competitive market for senior executives, the executive's role in the Company's achieving its business objectives and the Company's overall performance.

     The Compensation Committee believes that the Company's compensation policies, which have been instrumental in attracting and retaining highly qualified and dedicated personnel, will be an important factor in the Company's growth and success.

     ANNUAL COMPENSATION. Base salaries for the NEOs have been set at competitive levels by the CEO of Globalstar in consultation with the Compensation Committee, giving due regard to individual performance and time in position. Annual incentive compensation of the NEOs is not based on a formula using quantitative target levels. The CEO of Globalstar, in consultation with the Compensation Committee, sets the incentive compensation by assessing a number of factors, including the executive's individual effort, performance and his contribution toward achieving Globalstar's business plan and growth objectives.

     LONG-TERM INCENTIVE COMPENSATION. It is the Compensation Committee's belief that shareholders' interests are best served by encouraging key employees to develop ownership interests in the Company. To that end, the Company relies upon fair market value employee stock options granted in accordance with the provisions of the 1994 Stock Option Plan. In addition, in determining overall compensation, the Compensation Committee also considers fair market value stock options granted by Loral.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits to $1 million the amount of compensation deductible by a public company paid to its chief executive officer and each of its next most highly compensated executive officers. Because none of the NEOs has compensation from the Company or Globalstar in excess of $1 million, the Company has not yet formulated a policy with respect to the deduction limitations of Section 162(m) of the Code.

     This report of the Compensation Committee and the Performance Graph immediately following shall not be deemed incorporated by reference by any general statements incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated and shall not otherwise be deemed filed under such Acts.

                                         MEMBERS OF THE COMPENSATION
                                         COMMITTEE

                                                 Sir Ronald Grierson
                                                 A. Robert Towbin

                     COMPENSATION COMMITTEE INTERLOCKS AND
                             INSIDER PARTICIPATION

     None of the members of the Compensation Committee of the Board of Directors are present or former officers or employees of the Company or its subsidiaries. Mr. Towbin is a managing director of C.E. Unterberg, Towbin which provided advisory and investment banking services to the Company and Globalstar during the year.

                            STOCK PERFORMANCE GRAPH

     The graph below compares the monthly change in cumulative total return, including reinvestment of dividends, of the Company's Common Stock with the cumulative total return of the Nasdaq Composite Stock Index and the Nasdaq Telecommunications Index, from February 14, 1995, the date on which the Company's Common Stock was first listed on the Nasdaq National Market, through
March   , 1999, assuming an investment of $100 in the Company's Common Stock and each index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                [TO BE UPDATED]

                                        GLOBALSTAR             NASDAQ
        MEASUREMENT PERIOD          TELECOMMUNICATIONS   TELECOMMUNICATIONS   NASDAQ COMPOSITE
      (FISCAL YEAR COVERED)              LIMITED               INDEX                INDEX
14-FEB-95                                  100                  100                  100
30-JUN-95                                   74                  108                  118
31-DEC-95                                  206                  126                  134
30-JUN-96                                  246                  136                  152
31-DECI-96                                 350                  131                  165
30-JUN-97                                  340                  151                  185
31-DEC-97                                  546                  186                  203
10-MAR-98                                  799                  220                  226

     The salaries of the executive officers of Globalstar and the Company are paid by either Globalstar or Loral. Loral is solely responsible for the compensation of Messrs. Schwartz, Clark and DeBlasio and the other officers of the Company and Globalstar who are also officers of Loral. The following table summarizes the compensation paid to the five most highly compensated executive officers of the Company and Globalstar who receive compensation from Globalstar.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG
                                                                                 TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             -------------
                                             ANNUAL COMPENSATION              SECURITIES
                                    --------------------------------------    UNDERLYING
                                                            OTHER ANNUAL         STOCK          ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR   SALARY(A)   BONUS(B)   COMPENSATION(C)    OPTIONS(D)     Compensation(e)
---------------------------  ----   ---------   --------   ---------------    ----------     ---------------
Douglas G. Dwyre             1998   $230,000          --            --            8,800          $17,804
Senior Vice President of     1997   $230,000    $150,000            --           35,000          $17,012
GTL; President of            1996   $195,932    $125,000            --               --          $ 9,132
Globalstar*

Anthony J. Navarra           1998   $225,000          --            --            6,300          $25,664
Vice President of GTL;       1997   $188,640    $ 90,000            --           25,000          $ 5,700
Executive Vice President -   1996   $179,229    $ 90,000            --               --          $ 5,026
Strategic Development of
Globalstar*

Gloria Everett               1998   $220,000          --      $ 50,000           37,500               --
Senior Vice President -
Operations of Globalstar

Gerard Canavan               1998   $200,000          --      $115,389           18,800          $ 4,846
Senior Vice President -
Marketing of Globalstar

Joel Schindall               1998   $172,194          --                         17,500          $16,357
Senior Vice President -      1997   $162,180    $ 55,000            --           20,000          $ 5,501
Systems Development          1996   $157,339    $ 45,000            --               --          $   500
of Globalstar

---------------

 * On March 31, 1999, Mr. Dwyre retired from his positions as President of Globalstar and Senior Vice President of the Company. In connection therewith, Mr. Navarra was appointed as acting chief operating officer of Globalstar effective March 8, 1999.

(a) Amounts reflect annual salaries for each of Ms. Everett and Mr. Canavan, who commenced employment with Globalstar on February 2, 1998 and February 9, 1998, respectively. The actual salary paid to Ms. Everett and Mr. Canavan in 1998 was $198,846 and $176,923, respectively.

(b) Reflects bonuses earned for the fiscal year ended December 31, 1997, paid in 1998 and for the fiscal year ended December 31, 1996, paid in 1997. Annual bonuses have not yet been determined for the fiscal year ended December 31, 1998.

(c) Consist of signing bonuses of $50,000 and $70,000 paid to Ms. Everett and Mr. Canavan, respectively, and a relocation payment of $45,389 to Mr. Canavan.

(d) Does not reflect grants during 1996 of stock options to acquire 25,000, 20,000 and 8,000 shares of Loral common stock granted by Loral to Messrs. Dwyre, Navarra and Schindall, respectively (the "Loral Options"). The Loral Options are exercisable at $10.50 per share, vest in 20% increments over five years and have a 10-year term.

(e) Includes 1998 company matching contributions to the Savings Plans in the amount of $5,760 for each of Mr. Dwyre, Mr. Navarra and Mr. Schindall and $4,846 for Mr. Canavan. Also reflects a payout in 1998 of life insurance of $9,390 to Mr. Dwyre and payouts in 1998 for unused vacation time of $2,654, $19,904 and $10,597 to Mr. Dwyre, Mr. Navarra and Mr. Schindall, respectively.

                              OPTION GRANTS TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                               NUMBER OF      % OF TOTAL                     MARKET
                               SECURITIES      OPTIONS        EXERCISE      PRICE ON                   GRANT
                               UNDERLYING     GRANTED TO       OR BASE       DATE OF                    DATE
                                OPTIONS       EMPLOYEES         PRICE         GRANT      EXPIRATION   PRESENT
            NAME               GRANTED(A)   IN FISCAL YEAR   (PER SHARE)   (PER SHARE)      DATE      Value(b)
            ----               ----------   --------------   -----------   -----------   ----------   --------
Douglas G. Dwyre.............     8,800          1.09%         $ 13.50       $ 13.50     10/22/2008   $ 66,167
Anthony J. Navarra...........     6,300           .78%         $ 13.50       $ 13.50     10/22/2008   $ 47,370
Gloria Everett...............    30,000          3.70%         $ 29.03       $ 29.03       2/9/2008   $485,040
Gloria Everett...............     7,500           .93%         $ 13.50       $ 13.50     10/22/2008   $ 56,393
Gerard Canavan...............    15,000          1.85%         $ 29.03       $ 29.03       2/9/2008   $242,520
Gerard Canavan...............     3,800           .47%         $ 13.50       $ 13.50     10/22/2008   $ 28,572
Joel Schindall...............    10,000          1.23%         $ 29.78       $ 29.78      2/10/2008   $165,861
Joel Schindall...............     7,500           .93%         $ 13.50       $ 13.50     10/22/2008   $ 56,393

---------------
(a) The options become exercisable over a four and one half-year period as follows: 25% on each of the second, third, fourth and four and one half-year anniversary from the date of grant.

(b) The Black-Scholes model of option valuation was used to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The present value calculation is based on a ten-year option term, a risk-free interest rate assumption of 6%, stock price volatility of 30% over a ten-year period and a dividend rate of $0 per share. However, there were no adjustments made for non-transferability or risk of forfeiture. The actual value realized, if any, will depend on the amount by which the stock price at the time of exercise exceeds the exercise price. There is no assurance that the amount estimated by the Black-Scholes model will be realized.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             YEAR-END OPTION VALUES

                          NUMBER OF                    SECURITIES UNDERLYING               VALUE OF UNEXERCISED
                           SHARES                       UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                          ACQUIRED                          AT YEAR-END                       AT YEAR-END(A)
                             ON       REALIZED   ---------------------------------         --------------------
          NAME            EXERCISE     VALUE      EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
          ----            ---------   --------    -----------      -------------      -----------      -------------
Douglas G. Dwyre........   --          --            30,000            73,800           $479,063          $537,363
Anthony J. Navarra......   --          --            25,000            56,300           $399,219          $440,956
Gloria Everett..........   --          --            --                37,500            --               $ 49,688
Gerard Canavan..........   --          --            --                18,800            --               $ 25,175
Joel Schindall..........   --          --             2,400            39,900           $ 38,325          $ 88,013

---------------
(a) Market value of underlying securities at year-end, minus the exercise price.

EMPLOYMENT ARRANGEMENTS

     Except for the Retirement Plan, including a Supplemental Executive Retirement Plan, the 401(k) Savings Plan, and the 1994 Stock Option Plan, there are no employment contracts or compensatory plans or arrangements with respect to any of the NEOs under which payments or benefits are triggered by, or result from, the resignation, retirement or any other termination of such NEO's employment, a change-in-control of the Company, or a change in such NEO's responsibilities following a change-in-control.

PENSION PLAN

     The Retirement Plan (the "Plan") provides a non-contributory benefit for each year of non-contributory participation, and additional benefits associated with contributory participation. The Company also has a Supplemental Executive Retirement Plan ("SERP") under which eligible employees receive benefits which generally make up for certain required reductions in Plan benefits caused by the Code limitations. For non-contributory participation, the annual retirement benefit is $252 times credited years of service. For contributory participation, the following table shows the amounts of annual retirement benefits that would be payable at normal retirement (age 65 or later). Benefits are shown for various rates of final average salary, assuming that employee contributions were made for the periods indicated. Employees who have completed at least one year of service and attained age 21 will receive the contributory benefit if they contribute to the Plan at the rate of 1% of salary.

                               PENSION PLAN TABLE

                                                     YEARS OF CONTRIBUTORY SERVICE
                                         -----------------------------------------------------
         FINAL AVERAGE SALARY              20         25         30          35          40
         --------------------            -------    -------    -------    --------    --------
   $100,000............................  $30,950    $38,690    $46,430    $ 54,160    $ 60,660
   $125,000............................  $39,700    $49,630    $59,550    $ 69,480    $ 77,600
   $150,000............................  $48,450    $60,560    $72,680    $ 84,790    $ 94,540
   $175,000............................  $57,200    $71,500    $85,800    $100,100    $111,480
   $200,000............................  $65,950    $82,440    $98,930    $115,410    $128,410

     The table above shows total estimated benefits payable under the Plan and SERP including amounts attributable to employee contributions, determined on a straight annuity basis. Such estimated benefits are not subject to any deduction for Social Security or other offset amounts. The compensation covered by the Plan and SERP is the employee's base salary, and is identical to the compensation disclosed as "Salary" in the Summary Compensation Table. The Plan and SERP benefits are computed on the basis of the average of an employee's highest five consecutive annual salaries out of the last ten years contributions are made. As of December 31, 1998, the contributory credited years of service for each of the executives in the Summary Compensation Table are as follows:
Douglas G. Dwyre, 25 years; Anthony J. Navarra, 7 years; Gloria Everett, less than one year; Gerard Canavan, less than one year; and Joel Schindall, 4 years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     SS/L Agreement and Subcontracts. Space Systems/Loral, Inc. ("SS/L"), which is an affiliate of Globalstar and a wholly-owned subsidiary of Loral, has entered into a contract with Globalstar to design, manufacture, test and launch its satellite constellation, which contract consists of two parts. The price of the first part consists of three phases, the first for non-recurring work at a price not to exceed $117.1 million, the second for 56 satellites at a fixed price of $15.6 million per satellite (including certain performance incentives of up to approximately $1.9 million per satellite) and the third for launch services and insurance. SS/L and Globalstar have agreed to an additional payment of $41 million related to certain additional services performed by SS/L. Under the second part of the contract, Globalstar agreed to purchase from SS/L eight additional satellites at a cost of $180 million. In addition, Globalstar has agreed, subject to receipt of the necessary approval from its partners, to purchase 12 additional satellites from SS/L, the cost and payment terms for which have not as yet been negotiated.

     SS/L is designing, building and launching the satellites in Globalstar's constellation, which are designed to have a minimum life span of seven and a half years. SS/L has agreed to obtain insurance on Globalstar's behalf for the cost of replacing satellites lost in hot failures and any relaunch costs not covered by the applicable launch contract. SS/L has also agreed pursuant to the agreement to obtain launch vehicles and arrange for the launch of Globalstar's satellites on Globalstar's behalf. The estimated total cost for launch services and launch insurance for all satellites is $684 million, net of insurance recoveries and subject to equitable adjustments in light of future market conditions, which may, in turn, be influenced by international political developments. Termination by Globalstar of this agreement will result in termination fees, which may be substantial. Such termination fees are generally limited to SS/L's cost incurred and uncancellable obligations under subcontracts and outstanding orders for satellite materials at the time of termination plus a reasonable fee.

     Globalstar has granted SS/L an irrevocable, royalty-free, non-exclusive license to use certain intellectual property expressly developed in connection with the SS/L agreement provided that SS/L will not use, or permit others to use, such license for the purpose of engaging in any business activity that would be in material competition with Globalstar. Globalstar has similarly agreed that it will not license such intellectual property if it will be used for the purpose of designing or building satellites that would be in competition with SS/L.

     The agreement provides for liquidated damages to Globalstar in the event SS/L fails to supply the satellites at the times specified in the contract. Liquidated damages of approximately $45,000 are payable by SS/L for each day of delay, subject to an overall cap of approximately $33 million. Such liquidated damages are Globalstar's exclusive remedies in the face of any delay by SS/L in the delivery of the satellites or for any events of default specified in the agreement.

     SS/L provides Globalstar with approximately $330 million of billings deferred -- $224 million of vendor financing (of which $163 million was provided as of December 31, 1998) and $106 million of orbital incentives. SS/L's subcontractors have assumed a portion of the vendor financing commitments totalling approximately $116 million which will be paid on similar terms. The $224 million of vendor financing consists of three tranches -- $110 million, $90 million and $24 million. Only the $90 million is interest bearing and bears interest at the 30-day LIBOR rate plus 3% per annum. Globalstar will repay the $110 million and $24 million tranches as follows: 50% will be paid over 5 years in equal monthly installments following the launch and acceptance of 24 or more satellites (the "Preliminary Constellation") and the remaining 50% will be paid over 5 years in equal monthly installments following the launch and acceptance of 48 or more satellites (the "Full Constellation"). Payment of the $90 million interest bearing vendor financing will be due beginning March 31, 1999. Interest and principal will be repaid in 20 equal quarterly installments over the next five years. Approximately $47 million of the orbital incentives will be paid at both the Preliminary Constellation Date and Full Constellation Date with the remainder being paid with the delivery of the remaining satellites.

     On March 23, 1994, Globalstar entered into an agreement with Hyundai Electronics Industries Co., Ltd. ("Hyundai") pursuant to which it agreed to cause the prime contractor of its satellite constellation to enter into certain arrangements with Hyundai, including offering Hyundai the right to provide assembly, integration and testing with respect to satellites in Globalstar's constellation beyond the first 56 and in any second generation satellite system and supporting Hyundai in its efforts as a satellite vendor, through for instance, providing training and transferring certain know-how to Hyundai.

     Qualcomm Agreement. Globalstar and Qualcomm Incorporated ("Qualcomm") have entered into an agreement providing for the design, development, manufacture, installation, testing and maintenance by Qualcomm of four gateways, two ground operations control centers ("GOCC") and 300 pre-production subscriber terminals (the "Qualcomm Segment"). A portion of the GOCC is being developed and manufactured by Globalstar. The contract is a cost-plus-fee contract that provides for payment to Qualcomm of a 12% fee, along with reimbursement for costs incurred in performing such contract, such as labor, material, travel, license fees, royalties and general administrative expenses. The contract also includes a cost sharing arrangement for certain technologies being developed by Qualcomm.

     Except for the intellectual property contained in certain software relating to the public switched telephone networks and the GOCCs (excluding any software or technical data contained in Qualcomm's CDMA technology) which will be owned by Globalstar, Qualcomm retains all intellectual property in the Qualcomm Segment. However, Qualcomm has granted Globalstar a license to use its CDMA technology for mobile satellite service commercial applications.

     Globalstar has granted to Qualcomm an irrevocable, non-exclusive, worldwide perpetual license to intellectual property owned by Globalstar in the Qualcomm Segment and developed pursuant to the Qualcomm agreement. Qualcomm may, pursuant to such grant, use the intellectual property for applications other than the Globalstar system provided that Qualcomm may not for a period of three years after its withdrawal as a strategic partner or prior to the third anniversary of the full constellation date, whichever is earlier, engage in any business activity that would be in competition with the Globalstar System. The grant of intellectual property to Qualcomm described above is generally royalty free.

     Qualcomm has agreed to grant at least one vendor a non-exclusive worldwide license to use Qualcomm's intellectual property to manufacture and sell gateways to Globalstar's service providers. The foregoing license would be granted by Qualcomm to one or more such vendors on reasonable terms and conditions, which will in any event not provide for royalty fees in excess of 7% of a gateway's sales price (not including the approximately $400,000 per gateway in recoupment expenses payable to Globalstar). Thus far, no other vendor has committed to manufacture gateways. Qualcomm has granted a license to manufacture Globalstar phones to each of Ericsson and TELITAL and has also agreed to grant a similar license to at least one additional qualified manufacturer to enable it to manufacture and sell the Globalstar phones to service providers. On March 23, 1994, a letter agreement was entered into among Qualcomm, Globalstar and Hyundai pursuant to which Hyundai may elect to become a licensee authorized to manufacture and sell Globalstar phones to service providers. Should Hyundai so elect, it would, for a five-year period following Globalstar's full constellation date, be the exclusive licensee authorized to manufacture and sell such units in South and North Korea.

     Globalstar will receive a payment of approximately $400,000 on each installed gateway sold to a Globalstar service provider. Globalstar will also receive up to $10 on each Globalstar phone, which will be payable until Globalstar's funding of that design has been recovered.

     The agreement provides for liquidated damages to Globalstar in the event Qualcomm fails to supply the Qualcomm Segment at the times specified in the contract. Liquidated damages of approximately $29,000 are payable by Qualcomm for each day of delay, subject to an overall cap of approximately $11 million. Such liquidated damages are Globalstar's exclusive remedies in the face of any delay by Qualcomm in the delivery of the Qualcomm Segment or for any other events of default specified in the agreement. Qualcomm's obligation to license the intellectual property necessary to manufacture gateways and Globalstar phones to Globalstar or a third-party manufacturer will continue even upon a default or breach by Qualcomm under the agreement. Termination by Globalstar of this agreement will result in termination fees, which may be substantial.

     On March 4, 1998, Qualcomm entered into a financing agreement with Globalstar to provide $100 million principal amount of vendor financing. The principal amount will accrue interest at a rate of 5.75% per annum and will be capitalized to principal quarterly. Globalstar will make eight principal payments on a quarterly basis commencing on January 1, 2000 with the final payment due October 1, 2001 accompanied by all then unpaid accrued interest.

     Gateway Program. Qualcomm executed the initial Globalstar gateway design work under its original development contract with Globalstar. In 1997, in order to accelerate the deployment of gateways around the world, Globalstar placed $345 million in orders with Qualcomm for 38 production gateways. Globalstar has now resold substantially all of these gateways to its strategic partners and other service providers, subject to performance acceptance. Globalstar provided a total of $80 million in vendor financing for the first 32 of these gateway sales, which it will recover upon resale.

     Support Agreements. A support agreement was entered into among Qualcomm, Loral and Globalstar pursuant to which Qualcomm agreed to (i) assist Globalstar and SS/L with Globalstar's system design, (ii) support Globalstar and Loral with respect to various regulatory matters and (iii) assist Globalstar and Loral in their marketing efforts with respect to Globalstar. As compensation for its efforts, Qualcomm would be paid an amount equal to the costs incurred in rendering such support and assistance.

     In October 1998, Globalstar entered into an agreement with AirTouch Satellite Services and TE.SA.M for approximately $7 million under which these partners would provide support for integration and testing of the Globalstar system at certain of the partners' gateways.

     Vodafone Agreements. Mr. E. John Peett, a director of the Company, was, until his retirement in October 1997, an executive officer of Vodafone, which is a limited partner of Globalstar. Globalstar has entered into consulting agreements with Vodafone for approximately $650,000 under which Vodafone will develop Globalstar's security architecture design and billing system requirements. A subsidiary of Vodafone has executed service provider agreements, granting it the right to provide Globalstar System services to users in eight countries, including Australia, Sweden, South Africa and the United Kingdom, on an exclusive basis, as long as specified minimum levels of subscribers are met. The Vodafone subsidiary will receive certain discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Service Provider Agreements. Partners of Globalstar or affiliates thereof have entered into service provider agreements with Globalstar granting them the right to provide Globalstar System service to users in designated countries as long as specified minimum levels of subscribers are met. These service providers will receive certain discounts from Globalstar's expected pricing generally over a five-year period.

     OmniTRACS Services Agreement. Globalstar has granted Qualcomm the worldwide exclusive right to utilize the Globalstar System to provide OmniTRACS-like services, including certain data-messaging and position-determination services offered by Qualcomm, primarily to fleets of motor vehicles and rail cars and/or vessels and supervisory control and data acquisition services. Qualcomm will utilize the Globalstar System in particular territories to provide its OmniTRACS-like services if the Globalstar service provider in such region or country offers pricing that is the most favorable rate charged by it for a comparable service and that is at least as favorable as the pricing then charged to Qualcomm for geostationary satellite capacity in the United States. In the event Qualcomm and the service provider fail to reach an agreement with respect to such access, Globalstar has agreed to provide Qualcomm with access to the Globalstar System at Globalstar's most favorable rates. To the extent consistent with Qualcomm's prior commitments, Qualcomm has also agreed to offer each Globalstar service provider certain rights of first refusal to participate with Qualcomm in the provision of OmniTRACS-like services using the Globalstar system in the service provider's territory.

     Guarantee Fee and Warrants. On December 15, 1995, Globalstar entered into a credit agreement providing for a $250 million credit facility (the "Globalstar Credit Agreement"). Following the consummation of the merger of Loral Corporation into a subsidiary of Lockheed Martin Corporation ("Lockheed Martin"), Lockheed Martin guaranteed $206.3 million of Globalstar's obligation under the Globalstar Credit Agreement, and SS/L and certain other Globalstar strategic partners guaranteed $11.7 million and $32 million, respectively, of Globalstar's obligation. In addition, Loral agreed to indemnify Lockheed Martin for liability in excess of $150 million under Lockheed Martin's guarantee of the Globalstar Credit Agreement.

     In connection with such guarantees and indemnity of the Globalstar Credit Agreement, the Company issued to Loral, Lockheed Martin, SS/L and the other partners participating in such guarantee, warrants to purchase 16,741,272 shares of Common Stock at an exercise price of $6.625 per share (after giving effect to the Company's two-for-one stock splits effected in the form of 100% stock dividends paid on May 28, 1997 and June 8, 1998). The holders of the warrants have exercised such warrants and the Company has registered for resale the Common Stock issued upon exercise of such warrants. In addition, Globalstar also agreed to pay to Loral and the other guaranteeing partners a fee equal to 1.5% per annum of the average quarterly amount outstanding under the Globalstar Credit Agreement (the "Guarantee Fee"). Payment of the Guarantee Fee will be deferred and subordinated, with interest at LIBOR plus 3%, until after the termination date of the Globalstar Credit Agreement. Loral/Qualcomm Satellite Services, L.P. ("LQSS"), Globalstar's managing general partner, may also defer payment of such fee if it determines that such deferral is necessary to comply with the terms of any applicable credit agreement or indenture.

     Globalstar Managing Partner's Allocation and Distribution. Commencing on the full constellation date, Globalstar will make distributions to LQSS equal to 2.5% of Globalstar's revenues up to $500 million plus 3.5% of revenues in excess of $500 million. Loral and Qualcomm ultimately will receive 80% and 20% of such distribution, respectively. Should Globalstar incur a net loss in any year following commencement of operations, the distribution for that year will be reduced by 50% and Globalstar will be reimbursed for managing partner's allocations, if any, made in any prior quarter of such year, sufficient to reduce the managing partner's allocation for such year by 50%. Any managing partner's allocation may be deferred (with interest at 4% per annum) in any quarter in which Globalstar would report negative cash flow from operations if the managing partner's allocation were made.

     LQSS has a right to a preferred allocation of gross operating revenue until such allocated revenue cumulatively equals LQSS's distributions payable (whether or not deferred for a shortfall in cash flow from operations). To the extent that distributions exceed such allocated profit, they will be charged against LQSS's capital account and will not be allocated among the Globalstar partners as a Globalstar expense.

     Joint Ventures. Subsidiaries of Loral have formed joint ventures with partners which have executed service provider agreements granting the joint ventures the exclusive rights to provide Globalstar System services to users in Canada, Mexico and Brazil, as long as specified minimum levels of subscribers are met. Certain Globalstar service providers, including Loral, receive specified discounts from Globalstar's expected pricing schedule generally over a five-year period.

     Services. Mr. Robert B. Hodes, a director of GTL, is counsel to the law firm of Willkie Farr & Gallagher, which acts as counsel to Globalstar and the Company. Mr. A. Robert Towbin is a managing director in the investment banking firm of C.E. Unterberg, Towbin, which has rendered advisory and investment banking services to Globalstar and the Company.

     Purchase of Preferred Securities. In January 1999, the Company purchased $350 million of convertible preferred partnership interests from Globalstar with the net proceeds from its $350 million offering of 8% Convertible Redeemable Preferred Stock due 2011 (the "Convertible Preferred"). In connection therewith, Loral purchased $150 million face amount of the Company's Convertible Preferred at a total purchase price of approximately $145.9 million. The purchase price paid by Loral for the Convertible Preferred was the same as the price offered by the Company to the initial purchasers of the offering.

     Registration of Stock. The Company has filed and currently has effective a shelf registration statement covering the resale of 717,600 shares of its Common Stock by Dacom Corporation and Dacom International, Inc. In addition, the Company has agreed to file a registration statement covering the resale of 8,400,000 shares of its Common Stock by certain persons or entities associated with or advised by Soros Fund Management LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that during 1998 all reports for the Company's executive officers, directors and beneficial owners of more than 10% of the Company's Common Stock that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were timely filed.

PROPOSAL 2.  ACTING UPON A PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES
             OF PREFERRED STOCK.

     The Board of Directors has declared advisable and recommended a proposal to increase the number of authorized shares of Preferred Stock. The Board of Directors believes that the availability of additional Preferred Stock will provide additional financing flexibility for the Company. It is therefore proposed to increase the number of authorized shares of Preferred Stock from 10,000,000 to 20,000,000.

     The text of the resolution adopted by the Board of Directors is set forth below.

     RESOLVED that the Board of Directors deems it in the best interests of the Company and declares it advisable that, subject to shareholder approval at the Annual Meeting of Shareholders of the Company on May 18, 1999, the authorized preference share capital of the Company be increased from $100,000 to $200,000 and a Memorandum of Increase of Share Capital be deposited with the Registrar of Companies of Bermuda reflecting such increase.

     As of March 31, 1999, of the 10,000,000 authorized shares of Preferred Stock, 7,000,000 shares, representing the 8% Convertible Redeemable Preferred Stock due 2011 issued by the Company in January 1999, were outstanding.

     The Board of Directors believes it is in the Company's best interest to increase the number of authorized but unissued shares of Preferred Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise.

     The additional Preferred Stock to be authorized may be issued, without further shareholder approval, by the Board, which would have the authority to establish series of unissued shares of any or all preferred or special classes by fixing and determining the relative rights and preferences of the shares of Preferred Stock authorized for issuance by it.

     To the extent that the additional authorized shares of Preferred Stock are issued in the future, they could result in one or more classes of securities outstanding that will have certain preferences with respect to dividends and in liquidation over the Common Stock, and could result in the dilution of voting rights, net income per share and net book value of the Common Stock.

     The specific terms of any series of Preferred Stock will depend primarily on market conditions and other factors existing at the time of issuance. The Board has no present plans, understandings or agreements for issuing any additional shares of Preferred Stock and the Board does not intend to issue any such shares except on terms that it deems to be in the best interests of the Company and its shareholders.

     APPROVAL OF PROPOSAL 2 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 3.  ACTING UPON A PROPOSAL TO AMEND THE COMPANY'S 1994 STOCK OPTION
             PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE FROM 2,500,000 TO 5,000,000.

     GENERAL. The Company has historically utilized stock options as a part of its overall compensation program for key employees, directors and officers. As of December 31, 1998, options for approximately 2,125,000 shares were outstanding under the Company's 1994 Stock Option Plan (the "SOP"), leaving a balance of approximately 350,000 additional shares that may be used for future option grants. The Board of Directors has approved, subject to shareholder approval, an amendment to the SOP (the "Amendment") to increase from 2,500,000 to 5,000,000 the number of shares of Common Stock that may be issued under the SOP. As of December 31, 1998, after giving pro forma effect to the issuance of the Convertible Preferred, the Company would have had 255,007,381 shares of Common Stock outstanding on a fully diluted basis, consisting of 82,016,681 shares of Common Stock issued and outstanding, 15,049,685 shares of Common Stock issuable upon conversion of the Convertible Preferred, 4,069,325 shares issuable upon exercise of outstanding warrants, 2,121,690 shares issuable upon exercise of outstanding options and 151,750,000 shares of Common Stock issuable upon exercise by Globalstar's partners of certain exchange rights. Globalstar partners have the right, following commencement of operations and two consecutive quarters of positive income, to exchange, subject to certain limitations, their partnership interests for shares of Common Stock.

     The Board of Directors believes that it is in the best interests of the Company to have stock-based awards available in order to retain, attract and motivate highly qualified personnel for the Company. The Amendment, if approved by shareholders, will enable the Company to have a sufficient number of stock options available for future grant.

     The Board of Directors is submitting the Amendment for shareholder approval because the terms of the SOP require that any increase in the maximum number of shares available for issuance under the SOP be approved by shareholders. Also, such approval is required by the rules of the Nasdaq National Market and the regulations promulgated under Section 162(m) of the Internal Revenue Code. If the Amendment is not approved by the shareholders, it will not be adopted.

     DESCRIPTION OF THE 1994 STOCK OPTION PLAN. The following description of the SOP, as amended by the Amendment, is qualified in its entirety by reference to the text of the SOP as filed with the Securities and Exchange Commission as an exhibit to the Company's Annual Report on Form 10-K and the Amendment as attached as Exhibit A.

     The Company's 1994 Stock Option Plan (the "SOP") was adopted by the Board of Directors and approved by the Company's only shareholder on November 30, 1994. In April 1997, shareholders of the Company approved an amendment to the SOP that increased the number of shares of Common Stock available for issuance to 2,500,000 shares (as adjusted to give effect to the Company's two-for-one stock splits effected in the form of 100% stock dividends paid on May 28, 1997 and June 8, 1998) and reduced the minimum purchase price at which options may be granted thereunder.

     The SOP provides for the grant of non-qualified stock options ("NQSOs") and incentive stock options ("ISOs") as defined in Section 422 of the Code. The SOP is administered by the Company's Compensation Committee. Key employees, directors and officers of the Company and Globalstar and entities which are directly or indirectly controlled by Globalstar and designated by the Compensation Committee are eligible to participate in the SOP. At present, ten officers, four directors and approximately two hundred and thirty employees are eligible to participate in the SOP. Management of the Company and Globalstar believe that the SOP is important to provide an inducement to obtain and retain the services of qualified employees, directors and officers. The SOP (but not outstanding options) will terminate on the tenth anniversary of its adoption. Assuming approval of the Amendment by shareholders, the Company will have reserved 4,971,490 shares of Common Stock for issuance upon the exercise of options under the SOP.

     Recipients of options under the SOP ("Optionees") are selected by the Compensation Committee. The Compensation Committee determines the terms of each option grant including (1) the number of shares underlying the option grant, (2) the purchase price of shares subject to options, (3) the dates on which options become exercisable and (4) the expiration date of each option (which may not exceed ten years from the date of grant). The Compensation Committee has the power to accelerate the exercisability of outstanding options at any time. The number of shares for which options may be granted under the SOP to any single Optionee may not exceed 400,000 (subject to adjustments for capital changes). The minimum purchase price of an ISO granted under the SOP will be the Fair Market Value (as defined in the SOP) of the Common Stock as of the date of grant, and the minimum purchase price of an NQSO may be not less than 50% of the Fair Market Value of a share of Common Stock as of the date of grant.

     Optionees will have no voting, dividend, or other rights as shareholders with respect to shares of Common Stock covered by options prior to becoming the holders of record of such shares. All option grants will permit the purchase price to be paid in cash, by tendering stock, or by surrendering additional options. The number of shares covered by options will be appropriately adjusted in the event of any merger, recapitalization or similar corporate event.

     The Board of Directors of the Company may, at any time, terminate the SOP or, from time to time, make such modifications or amendments to the SOP as it may deem advisable, provided that the Board may not, without the approval of the Company's shareholders, (1) increase the maximum number of shares of Common Stock for which options may be granted under the SOP or (2) reduce the minimum purchase price at which options may be granted under the SOP.

     Options granted under the SOP will be evidenced by a written option agreement between the Optionee and the Company. Subject to limitations set forth in the SOP, the terms of option agreements will be determined by the Compensation Committee and need not be uniform among Optionees.

     FEDERAL INCOME TAX CONSEQUENCES. The following is a brief discussion of the federal income tax consequences of transactions under the SOP based on the Code. The SOP is not qualified under Section 401(a) of the Code.

     No taxable income is realized by an Optionee upon the grant or exercise of an ISO. If Common Stock is issued to an Optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares are made by such Optionee within two years after the date of grant or within one year after the transfer of such shares to such Optionee, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such Optionee as a long-term capital gain and any loss sustained will be a long-term capital loss and (2) no deduction will be allowed to the Optionee's employer for federal income tax purposes.

     If the Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, generally (1) the Optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (2) the Optionee's employer will be entitled to deduct such amount for federal income tax purposes if the amount represents an ordinary and necessary business expense. Any further gain (or loss) realized by the Optionee after exercise will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

     With respect to NQSOs, (1) no income is realized by an Optionee at the time the option is granted; (2) generally, at exercise, ordinary income is realized by the Optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Optionee's employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held. Deductions for compensation attributable to NQSOs (or disqualified ISOs) granted to NEOs may be subject to the deduction limits of Section 162(m) of the Code, unless such compensation qualifies as "performance-based" as defined therein.

     NEW PLAN BENEFITS. The grant of options under the SOP is subject to the discretion of the Compensation Committee. Accordingly, the options that will be received by the various potential participants and options that might have been received by the potential participants had the Amendment been in effect for the Company's last completed fiscal year are not determinable.

     APPROVAL OF PROPOSAL 3 WILL REQUIRE THE AFFIRMATIVE VOTE IN PERSON OR BY PROXY OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THIS PROPOSAL.

PROPOSAL 4.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS OF THE COMPANY.

     The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent auditors of the Company for the fiscal year ending December 31, 1999. Deloitte & Touche LLP has advised the Company that it has no direct or indirect financial interest in the Company or any of its subsidiaries, and that it has had, during the last three years, no connection with the Company or any of its subsidiaries other than as independent auditors and related activities.

     The financial statements of the Company for the year ended December 31, 1998, and report of the auditors will be presented at the Annual Meeting. Deloitte & Touche LLP will have a representative present at the meeting who will have an opportunity to make a statement if he or she so desires and to respond to appropriate questions.

     During 1998, Deloitte & Touche LLP provided services consisting of the audit of the annual financial statements of the Company, consultations with respect to the Company's quarterly financial statements, reports and registration statements filed with the Securities and Exchange Commission and other pertinent matters.

     IF THE SHAREHOLDERS, BY THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED IN PERSON OR BY PROXY AND VOTING AT THE MEETING DO NOT RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP, THE APPOINTMENT OF INDEPENDENT AUDITORS WILL BE RECONSIDERED BY THE BOARD.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY VOTE IN FAVOR OF THIS PROPOSAL.

                            SHAREHOLDERS' PROPOSALS

     Proposals of the Company's shareholders intended to be included in the Company's 2000 proxy statement, must be received by the Company no later than December 5, 1999. In addition, proposals of the Company's shareholders intended to be presented at the 2000 Annual Meeting of the Company must be received by the Company no later than February 19, 2000. Proposals for inclusion in the Company's Proxy Statement or for presentation at the Annual Meeting must be submitted to the Company in writing at 600 Third Avenue, New York, New York 10016, Attention: Secretary. There are additional requirements regarding proposals of shareholders, and a shareholder contemplating submission of a proposal is referred to Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

                 OTHER ACTION AT MEETING AND VOTING OF PROXIES

     Management does not know of any matters to come before the Annual Meeting other than those set forth herein. However, the enclosed proxy confers discretionary authority upon the proxy holders named therein to vote and act in accordance with their best judgment with regard to any other matters which should come before the meeting or any adjournment thereof. Upon receipt of such proxy (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon or, if no direction is indicated, will be voted FOR the election of Directors and FOR any other Proposal.

                                    By Order of the Board of Directors
                                    /s/ Eric J. Zahler

                                    Eric J. Zahler
                                    Secretary

April   , 1999

                                                                       EXHIBIT A

                                AMENDMENT TO THE
                     GLOBALSTAR TELECOMMUNICATIONS LIMITED
                             1994 STOCK OPTION PLAN

     The Globalstar Telecommunications Limited 1994 Stock Option Plan (the "Plan") is hereby amended as follows:

     1. The first sentence of Section 3 of the Plan is amended to read as follows:

             "The total number of shares of Common Stock which shall be subject to Options granted under the Plan shall not exceed 5,000,000, subject to adjustment as provided in Section 7 hereof."

                     GLOBALSTAR TELECOMMUNICATIONS LIMITED

             PROXY -- ANNUAL MEETING OF SHAREHOLDERS, MAY 18, 1999

BERNARD L. SCHWARTZ, GREGORY J. CLARK and ROBERT B. HODES, and each of them, are hereby appointed the proxies of the undersigned, with full power of substitution on behalf of the undersigned to vote, as designated below, all the shares of the undersigned at the Annual Meeting of Shareholders of GLOBALSTAR TELECOMMUNICATIONS LIMITED, to be held in the Grand Salon, The Essex House, 160 Central Park South, New York, New York 10019, at 9:30 A.M., on Tuesday, May 18, 1999 and at all adjournments thereof. The Board of Directors Recommends a vote FOR the Following Proposals:

1. ELECTION OF NINE DIRECTORS

   [ ] FOR all nominees listed below      [ ] WITHHOLD AUTHORITY to vote for all
   nominees listed below                                          [ ] Exceptions

   Nominees:   B. Schwartz, G. Clark, M. DeBlasio, D. Dwyre, R. Grierson, R.
                     Hodes, E. Peett, M. Targoff, A. Towbin

  Instruction: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below:

  ----------------------------------------------------------------------------

2. Acting upon a proposal to increase the number of authorized shares of Preferred Stock of the Company from 10,000,000 to 20,000,000.
        FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

3. Acting upon a proposal to increase the number of shares of Common Stock available for issuance under the Company's 1994 Stock Option Plan from
   2,500,000 to 5,000,000.         FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

4. Acting upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1999.
        FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

5. In their discretion, upon such other matters as may properly come before
   the meeting.                    FOR [ ]       AGAINST [ ]       ABSTAIN [ ]
                          (Continued on reverse side)

                              (Continued from other side)

            This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is indicated, this Proxy will be voted FOR the election of all nominees listed hereon and FOR Proposals 2 through 4.
              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                    The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement.

                                    Dated:  , 1999

                                    --------------------------------------------

                                    --------------------------------------------
                                             (Signature of Shareholder)

                                    (Please sign exactly as name or names appear hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such; if by a corporation, by an authorized officer; if by a partnership, in partnership name by an authorized person. For joint owners, all co-owners must sign.)

                    PLEASE MARK, SIGN, DATE AND RETURN THIS

                        PROXY IN THE ENVELOPE PROVIDED.
P